Exhibit 99

Biodel Inc. F. Scott Reding Chief Financial Officer	Burns McClellan, Inc. Clay A. Kramer (investors) Carney Noensie (media) (212) 213-0006 ckramer@burnsmc.com cnoensie@burnsmc.com

Biodel Inc. Announces Completion of Public Offering

DANBURY, CONNECTICUT, May 17, 2007 — Biodel Inc. (Nasdaq:BIOD) today announced it has completed its initial public offering. Biodel sold a total of 5,750,000 shares of its common stock, which included 750,000 shares sold upon the exercise by the underwriters of an over-allotment option, at a price to the public of $15.00 per share. The offering resulted in gross proceeds to Biodel of $86,250,000 and, after underwriting discounts, net proceeds of $80,212,500.

Morgan Stanley & Co. Incorporated acted as the sole book-runner and lead manager in the offering, Banc of America Securities LLC as co-lead manager, and Leerink Swann & Co., Inc. and Natexis Bleichroeder Inc. as co-managers in the offering.

This press release does not constitute an offer to sell, or the solicitation of an offer to buy, any of the securities, nor shall there be any sale of these securities, in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Biodel

Biodel is a specialty pharmaceutical company focused on the development and commercialization of innovative treatments for endocrine disorders such as diabetes and osteoporosis.